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Exhibit 99.1


                                                   CONTACT:          Tom Varney
                                                                 (212) 258-4335
                                                   thomas.varney@sc.siemens.com
                                                   ----------------------------

FOR IMMEDIATE RELEASE


SIEMENS ANNOUNCES EXPECTED TERMINATION OF GERMAN ANTITRUST
WAITING PERIOD REGARDING PENDING ACQUISITION OF
SHARED MEDICAL SYSTEMS CORPORATION

     NEW YORK, June 21, 2000 Siemens Medical Engineering Group (Med) today announced that the German Federal Cartel Office has informed Siemens that it intends to terminate the in-depth review and to clear the transaction under the German merger control laws applicable to Siemens Corporation's pending acquisition of Shared Medical Systems Corporation (NYSE: SMS) by June 30. Termination of the in-depth review will not be final until the Federal Cartel Office issues its written decision, which the Federal Cartel Office said it would issue prior to June 30.

     As previously announced, Siemens Corporation and Shared Medical Systems Corporation (SMS) have entered into a merger agreement under which a wholly owned subsidiary of Siemens Corporation, Autobahn Acquisition Corporation, commenced on May 10, 2000, an all-cash tender offer for all of SMS's outstanding common stock at a price of $73.00 per share. The tender offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the tender offer at least a majority of the outstanding shares of common stock.

     The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Friday, June 30, 2000, unless extended. The tender offer may be further extended on the terms and conditions stated in the Offer to Purchase. Any extension of the tender offer will be followed as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration date. Further information and a copy of the Offer to Purchase may be obtained from the information agent for the offer: Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004; (212) 440-9800 (bankers and brokers); (800) 223-2064 (all others). Credit Suisse First Boston Corporation ((800) 646-4543) is the dealer manager for the tender offer.

     Siemens Medical Engineering Group is one of the world's largest suppliers of innovative products, services and complete solutions for the healthcare industry. Med covers the full spectrum of products, systems and services, ranging from advanced diagnostic and therapy imaging systems and audiology devices, to IT solutions for optimizing processes and improving efficiency in clinics and private practices. Med posted orders worth 4.14 billion euros (DM8.1 billion; $4.35 billion) and sales of 4.09 billion euros (DM8.0 billion; $4.3 billion) in fiscal 1999, and has some 19,000 employees worldwide.

     Siemens AG, the parent of Siemens Medical Engineering, is based in Munich, Germany. It designs, manufactures and markets a wide range of electrical and electronic parts and systems.

     Founded in 1969, Shared Medical Systems Corporation has over 30 years of network computing experience, operating the industry's largest Information Services Center (ISC) and Health Information Network for application hosting, e-commerce, enterprise systems management, and managed Internet services. SMS specializes in information solutions for hospitals, provides process and structural consulting, application services and manages IT infrastructures. As the premier Application Service Provider (ASP) in healthcare, SMS`s ISC operates health applications for over 1,000 health providers with connections to over 400,000 customer workstations, and processes 80 million transactions each day.

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